OMB APPROVAL
OMB Number: 3235-0060
Expires: March 31, 2006
Estimated average burden
hours per response: 28.0

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 13, 2006

SBS Interactive, Co.
(Exact name of registrant as specified in its charter)

Florida	000-28363	65-0705830
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20101 S.W. Birch Street, Suite 130-H, Newport Beach, CA	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (213) 226-5870

247 Lesmill Road, Toronto, Ontario Canada	M3B 2V1
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

SBS Interactive, Co. intends to enter into a transaction with Mr. Arthur Cohn, a principal shareholder of the company, to borrow $253,940 under the terms of a secured convertible promissory note. Mr. Cohn has provided the company with loans from time to time and the company presently owes him approximately $600,000. The company intends to use $100,000 of the proceeds from this pending loan from Mr. Cohn to satisfy its obligations to Ultimatte Corporation to be discharged under the terms of a License, Settlement and Termination Agreement, with the balance being used for current operating expenses and satisfaction of obligations previously incurred by SBS Interactive in the course of its business and operations. SBS Interactive anticipates that the loan transaction will close in the near future.

It is anticipated that the terms of the secured convertible promissory note to be delivered to Mr. Cohn will provide for interest at the rate of 6% per annum, with the principal and accrued interest payable upon demand. The note will also be convertible into shares of SBS Interactive's common stock at a conversion rate of $0.03 per share, initially representing an aggregate of 8,464,666 shares of common stock. Upon conversion of the note, SBS Interactive will deliver to Mr. Cohn a three year common stock purchase warrant to purchase an additional 16,929,332 shares of SBS Interactive's common stock at exercise prices ranging from $1.00 to $1.25 per share. The note and warrant will contain customary adjustments in the conversion and exercise prices in the event of stock splits, recapitalization and other corporate transactions. The issuance of the note and the warrant upon the conversion terms provided will result in an adjustment of the conversion price of outstanding notes issued to Mr. Cohn to a conversion rate of $0.03 per share and an adjustment in the number of warrants issuable to him upon any future conversion.

It is anticipated that Mr. Cohn will be granted demand registration rights covering the shares underlying the note and warrant. Prior to entering into negotiations with Mr. Cohn, management of SBS Interactive attempted to obtain the required financing from other sources, however, they were unsuccessful in their efforts and Mr. Cohn was the only investor willing to provide SBS Interactive with the necessary capital.

SBS Interactive's authorized capital presently includes 50,000,000 shares of common stock of which 28,027,576 shares are presently issued and outstanding. SBS Interactive does not presently have a sufficient number of authorized and unissued shares of its common stock to provide for the full conversion of the note and exercise of the warrant as well as all other notes and warrants previously issued to Mr. Cohn. SBS Interactive expects to amend its articles of incorporation to increase the number of authorized shares of its common stock to a number sufficient to provide for the full conversion of the note and exercise of the warrant. SBS Interactive will require shareholder consent to undertake this action, and, as its common shares are registered under the Securities Exchange Act of 1934, it is required to comply with the proxy and information statement requirements of that act with respect to obtaining shareholder approval for an amendment to its articles of incorporation. Prior to seeking shareholder approval, SBS Interactive will be required to file with the SEC all delinquent quarterly reports, together with its annual report on Form 10-KSB for the fiscal year ended December 31, 2005. SBS Interactive does not presently have the financial resources necessary to complete its audit and prepare and file these delinquent reports with the SEC. Accordingly, assuming the closing of the loan transaction with Mr. Cohn, SBS Interactive cannot presently estimate when it will be in a position to seek shareholder approval for an increase in the number of its authorized shares of common stock to provide sufficient shares for the possible conversion of the note and exercise of the warrant to be delivered to Mr. Cohn.

It is anticipated that the terms of the note will generally provide that in the event SBS Interactive does not have sufficient authorized but unissued shares of common stock to issue at the time of the conversion of the note and exercise of the warrant or any other notes or warrants issued to Mr. Cohn, the remaining principal amount and accrued interest thereon will be automatically increased prior to any sale of SBS Interactive to an amount determined by multiplying (x) 100% of the value of all outstanding common stock by (y) a fraction, the numerator of which is the number of shares which would have been issued upon conversion had sufficient shares been authorized, and the denominator of which is the sum of the number of all outstanding common stock plus the number of such unissued shares. Accordingly, in the event Mr. Cohn should seek to convert the note prior to the time SBS Interactive has completed all steps necessary to increase the number of authorized shares of its common stock, the amount which the company could be required to pay could increase substantially.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBS Interactive, Co.

July 13, 2006	/s/ Steven S. Cady
Steven S. Cady, President